UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

UNIVERSAL SAFETY PRODUCTS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee previously paid with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11.

UNIVERSAL SECURITY INSTRUMENTS, INC.

11407 Cronhill Drive, Suite A

Owings Mills, Maryland 21117

February 24, 2026

Dear Stockholder:

You are cordially invited to attend the 2026 Annual Meeting of Stockholders (“Annual Meeting”) of Universal Safety Products, Inc. (“Universal Safety” or the “Company”) The Annual Meeting will be held on March 27, 2026 at 12:00 p.m. ET. The Annual Meeting will be held in a virtual meeting format only. You can attend the Annual Meeting online and vote your shares electronically during the Annual Meeting by visiting meetnow.global/MFRGJ4C. You will not be able to attend the Annual Meeting in person.

Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the accompanying Notice of 2026 Annual Meeting of Stockholders and Proxy Statement.

The agenda for this Annual Meeting includes (i) the election of one (1) Class II director and two (2) Class III directors, (ii) the ratification of the appointment of CBIZ CPAs P.C. as Universal Safety’s independent registered public accounting firm for the fiscal year ending March 31, 2026, (iii) a non-binding advisory vote on the compensation paid to our named executive officers, and (iv) a non-binding advisory vote on the frequency of advisory votes on the compensation paid to our named executive officers.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please carefully review the Proxy Statement and then cast your vote, regardless of the number of shares you hold. If you are a stockholder of record, you may vote over the Internet, by telephone, or by completing, signing, dating and mailing the accompanying proxy card in the return envelope. Submitting your vote via the Internet in advance of the Annual Meeting or by telephone or proxy card will not affect your right to vote during the Annual Meeting if you decide to attend the Annual Meeting. If your shares are held in street name (held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee explaining how to vote your shares, and you will have the option to cast your vote by telephone or over the Internet in advance of the Annual Meeting if your voting instruction form from your broker or nominee includes instructions and a toll-free telephone number or Internet website to do so. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We hope that you will join us on March 27, 2026. Your continuing interest in Universal Safety is very much appreciated.

Sincerely,

/s/ Harvey B. Grossblatt

Harvey B. Grossblatt
Chief Executive Officer

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting virtually, please vote by telephone, through the Internet or by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are printed on your proxy card and included in the accompanying Proxy Statement. If you participate virtually in the Annual Meeting, you may vote at that time, even if you previously submitted your vote. Please note, however, that if your shares are held of record by a brokerage firm, bank or other agent and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that agent in order to vote your shares that are held in such agent's name and account.

UNIVERSAL SECURITY INSTRUMENTS, INC.

11407 Cronhill Drive, Suite A

Owings Mills, Maryland 21117

(410) 363-3000

NOTICE OF 2026 ANNUAL MEETING OF STOCKHOLDERS

Time	12:00 p.m., Eastern time

Date	Friday, March 27, 2026

Virtual Meeting	The Annual Meeting will be a virtual meeting through which you can listen to the meeting and vote online. To access the virtual meeting please click the Virtual Stockholder Meeting link: meetnow.global/MFRGJ4C. To login to the virtual meeting you have two options: Join as a “Guest” or Join as a “Stockholder.” If you join as a “Stockholder” you will be required to have a control number. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

Purpose	(1)	To elect the Board of Directors’ nominees as members of the Board of Directors, with (i) Ira F. Bormel to serve as a Class II director for a term of two (2) years ending at the annual meeting of stockholders to be held in 2028, and (ii) Harvey B. Grossblatt and Henry C.W. Nisser to serve as Class III directors for a term of three (3) years ending at the annual meeting of stockholders to be held in 2029, and until their successors are duly elected and qualified.

(2)	To ratify the selection of CBIZ CPAs P.C. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2026.

(3)	To approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.

(4)	To approve, on a non-binding advisory basis, a frequency of “Three Years” for future advisory votes on executive compensation.

(5)	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this notice.

Record Date	The Board of Directors has fixed the close of business on February 24, 2026 (the “Record Date”) as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting.

A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder of record for purposes germane to the Annual Meeting for a period of ten (10) days prior to the Annual Meeting. Please contact the Secretary of the Company to make arrangements to inspect the list. In addition, during the Annual Meeting, that list of stockholders will be available for examination by any stockholder of record.

By order of the Board of Directors,

/s/ Harvey B. Grossblatt

Harvey B. Grossblatt
Chief Executive Officer

Owings Mills, MD
February 24, 2026

Important Notice Regarding the Availability of Proxy Materials for the Universal Safety 2026 Annual Meeting of Stockholders to Be Held on March 27, 2026. This Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement are available on the Internet at www.envisionreports.com/UUU for registered holders and http://www.edocumentview.com/UUU for street holders.

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UNIVERSAL SECURITY INSTRUMENTS, INC.

11407 Cronhill Drive, Suite A

Owings Mills, Maryland 21117

(410) 363-3000

DEFINITIVE PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 27, 2026

AT 12:00 P.M. ET

GENERAL INFORMATION

When are this Proxy Statement and the accompanying materials scheduled to be sent to stockholders?

On or about February 27, 2026, we mailed you the Notice of 2026 Annual Meeting of Stockholders (“Notice of Annual Meeting”), this Proxy Statement (the “Proxy Statement”), a proxy card and the Annual Report on Form 10-K for the year ended March 31, 2025 (collectively, the “Proxy Materials”). The Proxy Materials are also available on the Internet at www.envisionreports.com/UUU for registered holders and http://www.edocumentview.com/UUU for street holders.

As used in this Proxy Statement, “we,” “us,” “our,” “Universal Safety” and “the Company” refer to Universal Safety Products, Inc. The term “Annual Meeting,” as used in this Proxy Statement, includes any adjournment or postponement of such meeting.

Why is Universal Safety conducting a virtual Annual Meeting?

We are using the latest technology in order to provide expanded access, improved communication and cost savings for our stockholders and the Company. We believe that hosting a virtual meeting will enable more of our stockholders to safely attend and participate in the Annual Meeting since our stockholders can participate from any location around the world with Internet access. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting, including the ability to vote.

How do I attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held.

You will be able to attend the Annual Meeting online by visiting meetnow.global/MFRGJ4C. To log in to the virtual meeting you have two options: Join as a “Guest” or Join as a “Stockholder.” If you join as a “Stockholder” you will be required to have a control number. You also will be able to vote your shares online by attending the Annual Meeting by webcast.

To participate in the Annual Meeting, you will need to review the information included on your Notice of Annual Meeting, on your proxy card or on the instructions that accompanied your Proxy Materials.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below. The online meeting will begin promptly at 12:00 p.m., Eastern Time. We encourage you to access the Annual Meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this Proxy Statement.

How do I register to attend the Annual Meeting virtually on the Internet?

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare Trust Company, N.A. (“Computershare”)), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet.

To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your ownership of the Company’s common stock, par value $0.01 per share (the “Common Stock”) along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on March 26, 2026. You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to Computershare by:

By email:                 Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:                    Computershare Trust Company, N.A.

Universal Safety Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

When is the record date for the Annual Meeting?

The Board of Directors (the “Board”) has fixed the Record Date for the Annual Meeting as of the close of business on February 24, 2026.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the Record Date, there were 2,717,787 shares of Common Stock issued and outstanding, which constitutes all of the outstanding voting capital stock of the Company. Stockholders are entitled to one vote for each share of Common Stock held by them.

A majority of the 2,717,787 outstanding shares of Common Stock, or 1,358,894 such shares, will constitute a quorum at the Meeting.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with Computershare, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone or through the Internet, or vote by proxy using the proxy card that was sent to you in the Proxy Materials. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Similar Organization

If, on the Record Date, your shares were held, not in your name but rather in an account at a brokerage firm, bank, dealer or other similar organization (the “record holder”), then you are the beneficial owner of shares held in “street name” and the Proxy Materials are being made available to you by the record holder or “nominee,” along with voting instructions. As the beneficial owner, you have the right to direct the record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder, it will not be entitled to vote your shares on any proposal, except the proposal for the ratification of auditors, which is a routine item.

As the beneficial owner of shares, you are invited to attend the Annual Meeting. If you are a beneficial owner, however, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy, executed in your favor, from the record holder of your shares.

How do I vote?

Either (1) mail your completed and signed proxy card(s) to Universal Safety Products, Inc., 11407 Cronhill Drive, Suite A, Owings Mills, Maryland 21117, Attention: Corporate Secretary, (2) call the toll-free number printed on your proxy card(s) and follow the recorded instructions or (3) visit the website indicated on your proxy card(s) and follow the on-line instructions. If you are a registered stockholder and attend the Annual Meeting, then you may deliver your completed proxy card(s) or vote pursuant to the instructions on the proxy card. If your shares are held by your broker or bank, in “street name,” then you will receive a form from your broker or bank seeking instructions as to how your shares should be voted. If you do not give instructions to your record holder, it will nevertheless be entitled to vote your shares in its discretion on the ratification of the appointment of the independent registered public accounting firm (Proposal No. 4), but not on any other proposal.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

What are the Board’s recommendations on how to vote my shares?

The Board recommends a vote:

Proposal 1: FOR the election of the three (3) director nominees (page 6);

Proposal 2: FOR ratification of the selection of CBIZ CPAs P.C. as the Company’s independent registered public accounting firm (page 12);

Proposal 3: FOR approving, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement (page 14); and

Proposal 4: FOR approving, on a non-binding advisory basis, a frequency of “Three Years” for future advisory votes on executive compensation (page 15).

Who pays the cost for soliciting proxies?

We will pay the entire cost of soliciting proxies. In addition to these Proxy Materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote but do not make specific choices?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or online at the Annual Meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of each nominee for director, “FOR” ratification of the selection of CBIZ CPAs P.C. as our independent registered public accounting firm, “FOR” approving the compensation of our named executive officers and “FOR” approving a frequency of “Three Years” for future advisory votes on executive compensation. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to ”non-routine” matters. Proposals 1, 3 and 4 are considered to be ”non-routine” under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

If you are a beneficial owner of shares held in street name, and you do not plan to attend the Annual Meeting, in order to ensure that your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials that you receive from your broker, bank or other agent.

Can I change my vote?

Stockholder of Record: Shares Registered in Your Name

Yes. If you are the stockholder of record for your shares, you may revoke your proxy at any time before the final vote at the Annual Meeting in one of the following ways:

●	by notifying our Secretary in writing at 11407 Cronhill Drive, Suite A, Owings Mills, Maryland 21117 that you are revoking your proxy;

●	by submitting another properly completed proxy with a later date;

●	by transmitting a subsequent vote over the Internet or by telephone prior to by 11:00 a.m., Eastern Time on March 27, 2026; or

●	by attending and voting online during the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Similar Organization

If your shares are held in street name, you must contact your broker or nominee for instructions as to how to change your vote. Your attendance at the Annual Meeting does not revoke your proxy. Your last vote, whether prior to or at the Annual Meeting, is the vote that we will count.

How is a quorum reached?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of Common Stock are present at the Annual Meeting or represented by proxy. Shares held of record by stockholders or brokers, bankers or other nominees who do not return a valid proxy or attend the Annual Meeting will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. The inspectors of election appointed for the Annual Meeting will determine whether a quorum is present.

Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. If there is no quorum, the chairperson of the Annual Meeting or the holders of a majority of the shares of Common Stock present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

What vote is required to approve each item and how are votes counted?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes	Matter
1	Election of Directors	Directors will be elected by a plurality of the votes cast by the holders of shares present or represented by proxy and entitled to vote on the election of directors. The three (3) nominees receiving the most “FOR” votes will be elected as directors.	No effect	No effect	Non-routine
2	Ratification of the selection of CBIZ CPAs P.C. as the Company’s independent registered public accounting firm	“FOR” votes from the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter.	Against	Not applicable(1)	Routine
3	Approval, on an advisory basis, of executive compensation	“FOR” votes from the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter.	Against	No effect	Non-routine
4	Approval, on an advisory basis, of frequency of say-on-pay voting	Whichever alternative receives the greatest number of “FOR” votes	No effect	No effect	Non-routine

(1)	This proposal is considered to be a “routine” matter. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority to vote your shares on this proposal.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the Annual Meeting, the persons named on the proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned Annual Meeting. You will still be able to change your proxy until it is voted.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, or Form 8-K, that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What does it mean if I receive more than one set of Proxy Materials?

It means that your shares may be registered in one or more names or multiple accounts at the transfer agent or with brokers. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

I share the same address with another stockholder of the Company. Why has our household only received one set of proxy materials?

The rules of the Securities and Exchange Commission’s (the “SEC”) permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. We have delivered only one set of proxy materials to stockholders who hold their shares through a bank, broker or other holder of record and share a single address, unless we received contrary instructions from any stockholder at that address.

Who should I call if I have any additional questions?

If you are the stockholder of record for your shares, please call the Company at (410) 363-3000. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

PROPOSAL 1: ELECTION OF DIRECTORS

General

The Board currently consists of five directors. The Company’s directors are divided into three classes and are typically elected for terms of three years each and until his successor is elected and qualifies. The Class I directors are Milton C. Ault, III and Ronald A. Seff; the Class II director is Ira F. Bormel; and the Class III directors are Harvey B. Grossblatt and Henry C.W. Nisser. The term of the Class I directors expires at the annual stockholder meeting to be held in 2027. The term of the Class III directors expires at the Annual Meeting and the newly elected Class III directors will serve a term of three years until the 2029 annual stockholder meeting. The term of the Class II director expired during 2025, however, since the Company did not hold an annual meeting of stockholders in calendar year 2025, the newly elected Class II director will serve a term of two years until the 2028 annual stockholder meeting. All directors serve until their respective successors are elected and qualified. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy, including vacancies created by an increase in the number of directors, shall serve for the remainder of the term and until the director’s successor is duly elected and qualified. There are currently no vacancies on the Board.

Upon the recommendation of the independent directors on the Board, our Board has nominated the three (3) individuals listed in the table below for election as directors at the Annual Meeting. If you elect the nominees listed below, the Class II director will serve a term of two years until the 2028 annual stockholder meeting and the Class III directors will serve a term of three years until the 2029 annual stockholder meeting and until each of their successors has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. All nominees are currently serving on our Board and have consented to being named in this Proxy Statement and to serve if elected.

If any nominee is unable or does not qualify to serve, you or your proxy may vote for another nominee proposed by the Board. If, for any reason, these nominees prove unable or unwilling to stand for election or cease to qualify to serve as directors, the Board will nominate alternates or reduce the size of the Board to eliminate the vacancies. The Board has no reason to believe that any of the nominees would prove unable to serve if elected.

Information about the Nominees

Nominee	Age (1)	Director Since	Director Class	Current Term Expired(s)	To be Elected to Serve Until
Ira F. Bormel, CPA	62	2008	II	2025	2028
Harvey B. Grossblatt	79	1996	III	2026	2029
Henry C.W. Nisser	57	2025	III	2026	2029

(1)	Ages as of the Record Date.

The principal occupation, business experience and education of each nominee for election as director are set forth below. Unless otherwise indicated, principal occupations shown for each director have extended for five or more years.

Ira F. Bormel, CPA has served as a director of our company since 2008. Mr. Bormel has served as chief financial officer of Berman Enterprises LLC and related companies, a Maryland based owner, developer and manager of office and retail commercial properties since 1999. Mr. Bormel is also a former chief financial officer of the Company. We believe that Mr. Bormel’s extensive operational and financial experience gives him the qualifications and skills to serve as one of our directors and as Chairman of the Audit Committee.

Harvey B. Grossblatt has served as a director of our company since 1996 and as our Chief Executive Officer since August 2004. Mr. Grossblatt was Chief Financial Officer of our company from 1983 until August 2004, Secretary and Treasurer of our company from 1988 until August 2004 and Chief Operating Officer of our company from April 2003 through August 2004. We believe that Mr. Grossblatt’s extensive business experience leading our company demonstrates he has the qualifications to serve as one of our directors.

Henry C.W. Nisser has served as a director of our company since May 2025. Since May 2019, Mr. Nisser has served as the Executive Vice President and General Counsel of Hyperscale Data, Inc, an issuer listed on the NYSE American (“Hyperscale Data”). and as one of its directors since September 2020; he became Hyperscale Data’s President on January 12, 2021. Mr. Nisser has served as Executive Vice President and General Counsel of Alzamend Neuro, Inc, an issuer listed on Nasdaq (“Alzamend”). on a part-time basis since May 2019. Since March 2023, Mr. Nisser has served as the President, General Counsel and director of RiskOn International, Inc., an issuer quoted on the OTCPK (“ROI”). Between February 2021 and October 2024, Mr. Nisser served as the President, General Counsel and a director of Ault Disruptive Technologies Corporation, an issuer previously listed on the NYSE American (“Ault Disruptive”). Between April 2023 and August 2024, Mr. Nisser served as a director of Algorhythm Holdings, Inc., an issuer listed on Nasdaq (“RIME”). Mr. Nisser was the Executive Vice President and General Counsel of Avalanche International Corp. (“AVLP”) from March 2019 until its liquidation in March 2025. From December 15, 2021 through March 16, 2022, Mr. Nisser served as Chief Executive Officer and on the board of directors of TurnOnGreen, Inc., an OTCID quoted company. From October 2011 through April 2019, Mr. Nisser was an associate and subsequently a partner with Sichenzia Ross Ference LLP, a law firm in New York. While with this law firm, his practice was concentrated on national and international corporate law, with a particular focus on U.S. securities compliance, public as well as private M&A, equity and debt financings and corporate governance. Mr. Nisser received his B.A. degree from Connecticut College, where he majored in International Relations and Economics. He received his LL.B. from University of Buckingham School of Law in the United Kingdom. We believe that Mr. Nisser’s extensive legal experience involving complex transactions and comprehensive knowledge of securities laws and corporate governance requirements applicable to listed companies give him the qualifications and skills to serve as one of our directors.

Information about Class I Directors Continuing in Office Until the 2027 Annual Meeting of Stockholders

Nominee	Age (1)	Director Since
Milton C. Ault, III	56	2025
Ronald A. Seff, M.D.	75	2002

(1)	Ages as of the Record Date.

The principal occupation, business experience and education of each continuing director are set forth below. Unless otherwise indicated, principal occupations shown for each director have extended for five or more years.

Milton C. Ault, III has served as a director of our company since May 2025 and as Vice Chairman since September 2025. Mr. Ault has served as the Executive Chairman of Hyperscale Data since January 2021. Between December 2017 and January 2021, Mr. Ault was the Chief Executive Officer Hyperscale Data and between March 2017 and December 2017, Mr. Ault served as the Executive Chairman of Hyperscale Data. Mr. Ault has served as a director of Alzamend since January 2024. Mr. Ault is Alzamend’s founder and served as Chairman of the Board and a director from inception in 2016 until its initial public offering in June 2021. Mr. Ault has served as Chairman and Chief Executive Officer of Ault & Company, Inc. (“Ault & Co.”) since December 2015, and as Chairman of AVLP from September 2014 until its liquidation in March 2025. Since January 2011, Mr. Ault has been the Vice President of Business Development for MCKEA Holdings, LLC, a family office. Since January 2024, Mr. Ault has served as the Chairman and Chief Executive Officer of ROI. Mr. Ault served as the Chairman of the Board of Ault Disruptive since its incorporation in February 2021 until October 2024. Between April 2023 and September 2024, Mr. Ault served as the Executive Chairman of the board of directors of RIME. Mr. Ault is a seasoned business professional and entrepreneur who has spent more than twenty-seven years identifying value in various financial markets including equities, fixed income, commodities, and real estate. Throughout his career, Mr. Ault has consulted for publicly traded and privately held companies, providing each of them the benefit of his diversified experience, that range from development stage to seasoned businesses. We believe that Mr. Ault’s business background demonstrates he has the qualifications to serve as one of our directors.

Ronald A. Seff, M.D. has served as a director of our company since 2002. Dr. Seff has been in the private practice of ophthalmology since 1977. From 1977 until 1998, Dr. Seff practiced with, and was a senior executive of, a large medical practice with four offices in Maryland. We believe Dr. Seff’s extensive practical business experience gained as a senior executive of a large medical practice in which Dr. Seff had responsibility for a wide range of business functions gives him the qualifications and skills to serve as one of our directors.

Involvement in Certain Legal Proceedings

To our knowledge, and except as disclosed below, none of our current directors has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his or her involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated; *

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

* Hyperscale Data issued a press release on August 15, 2023 which summarized the terms of Hyperscale Data’s and Mr. Ault’s settlement with the SEC. The press release announced, in pertinent part, that, “Under terms of the settlement, [Hyperscale Data] and Mr. Ault neither admit nor deny the SEC’s findings, which do not entail intentional misconduct. [Hyperscale Data] will pay a civil penalty of $700,000 that was fully accrued in the fourth quarter of 2022; Mr. Ault will pay disgorgement of $85,504 and a civil penalty of $150,000. In addition, [Hyperscale Data] has undertaken to retain an independent consultant to conduct a comprehensive review of [Hyperscale Data]’s internal control over financial reporting and disclosure controls and procedures, and to issue a report providing recommendations for improvements.” All the foregoing payments were made in August 2023.

The action brought by the SEC alleged that (i) Hyperscale Data had violated Sections 17(a)(2) and 17(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”) and Sections 13(a), 13(b)(2)(A), 13(b)(2)(B) and 14(a) of the Exchange Act and Exchange Act Rules 12b-20, 13a-1, 13a-11, 13a-13, 13a-15(a), 14a-3, and 14a-9 thereunder and (ii) Mr. Ault had violated, and caused Hyperscale Data to violate, Sections 17(a)(2) and 17 (a)(3) of the Securities Act and Exchange Act Section 14(a) and Exchange Act Rules 14a-3 and 14a-9, caused Hyperscale Data’s violations of Exchange Act Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) and Exchange Act Rules 13a-1, 13a-11, 13a-13, and 12b-20, and violated Exchange Act Rule 13b2-1. In summary, the foregoing sections and rules relate to alleged violations of U.S. federal securities laws consisting of, without limitation, material misstatements regarding certain businesses of Hyperscale Data, the failure to disclose interests in related person transactions, improper recording of purported consulting services, erroneous accounting of investments, and the failure to maintain accounting and disclosure controls.

Further, the SEC ordered each of Hyperscale Data and Mr. Ault to cease and desist from committing or causing any violations and future violations of the foregoing sections and rules of the Securities Act and Exchange Act that the SEC had alleged had been violated by each of them.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Family Relationships

None.

Board Independence

Our Board has undertaken a review of the independence of each director and director nominee and has determined that Messrs. Nisser, Bormel and Seff are independent, and that each director who serves on or is nominated for each of its committees is independent, as such term is defined by standards of the SEC and the NYSE American. Neither of Messrs. Grossblatt or Ault meet the independence standards.

Board Meetings and Attendance

During the fiscal year ended March 31, 2025, the Board convened seven times and the Board and various committees also took other actions by unanimous written consent. Each of the incumbent directors attended at least 75% of the meetings of the Board or committees of the Board on which he or she served during the fiscal year ended March 31, 2025 (in each case, which were held during the period for which he was a director and/or a member of the applicable committee). We encourage, but do not require, our Board members to attend the Annual Meeting.

In accordance with NYSE American requirements, we are required to hold meetings of the Board on at least a quarterly basis. In addition, the independent directors meet on a regular basis as often as necessary to fulfill their responsibilities, including at least annually in executive session without the presence of non-independent directors and management.

Board Committees

Our Board has established two (2) standing committees: the Audit Committee and the Compensation Committee, each of which is composed solely of independent directors and is described more fully below. Our Board may establish other committees from time to time.

The following table provides membership information for each committee:

Name	Audit Committee	Compensation Committee
Ira F. Bormel	** +	*
Ronald A. Seff	*	**

* Member of Committee

** Chairman of Committee

+ “Audit committee financial expert” as defined in SEC regulations.

Below is a description of each committee of the Board.

Audit Committee

The Audit Committee is appointed by the Board to assist the Board in its duty to oversee the Company’s accounting, financial reporting and internal control functions and the audit of the Company’s financial statements. The Committee’s responsibilities include, among others, direct responsibility for hiring, firing, overseeing the work of and determining the compensation for the Company’s independent auditors, who report directly to the Audit Committee. None of the Audit Committee members is an employee of the Company and each is independent under existing NYSE American and SEC requirements. The Board has examined the SEC’s definition of “audit committee financial expert” and determined that Mr. Bormel satisfies this definition. Accordingly, Mr. Bormel has been designated by the Board as the Company’s audit committee financial expert. During the fiscal year ended March 31, 2025, the Audit Committee met four times. The Board has adopted a written charter for the Audit Committee, which is available on the Company’s website, www.universalsecurity.com, under the “Investor Relations” tab.

Compensation Committee

Messrs. Seff and Bormel currently serve as members of the Compensation Committee, with Dr. Seff serving as chair of the committee. Our Board has determined that each current member of the Compensation Committee is “independent” as defined under the applicable listing standards of the NYSE American. The Compensation Committee is charged with reviewing and determining the compensation of the Chief Executive Officer and the other executive officers of the Company. The Board has not adopted a charter with respect to the Compensation Committee. The Compensation Committee met one time during the fiscal year ended March 31, 2025.

Board Nominations

The independent members of the Board acts as a nominating committee for the annual selection of its nominees for election as directors, and the Board held one meeting during the 2025 fiscal year in order to make nominations for directors. The Board has not adopted a charter with respect to the nominating committee function. The Board believes that the interests of the Company’s stockholders are served by relegating the nominations process to the Board members who are independent from management. While the Board will consider nominees recommended by stockholders, it has not actively solicited recommendations from the Company’s stockholders for nominees, nor established any procedures for this purpose. In considering prospective nominees, the Board will consider the prospect’s relevant financial and business experience, the integrity and dedication of the prospect, his independence and other factors the Board deems relevant. The Board of Directors will apply the same criteria to nominees recommended by stockholders as those recommended by the full Board. Nominations for director may be made by stockholders, provided such nominations comply with certain timing and informational requirements set forth in the Company’s Bylaws.

Leadership Structure and Risk Oversight

Our Board is currently chaired by Mr. Grossblatt. Mr. Grossblatt has been a director since 1996 and an executive officer since 1983. Given Mr. Grossblatt’s extensive history with and knowledge of our company, we believe his role as our Chairman facilitates a regular flow of information between the Board and management and ensures that they both act with a common purpose.

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our independent directors monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our Common Stock to file initial reports of ownership and changes in ownership of our Common Stock and other equity securities with the SEC. These individuals are required by the regulations of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us, and written representations from reporting persons, we believe that all filing requirements applicable to our officers, directors and 10% beneficial owners were complied with during our fiscal year ended March 31, 2025.

Code of Ethics

The Company has adopted a Code of Ethics that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. We have posted on our website a current copy of the Code of Ethics and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code of Ethics.

Stockholder Communications with Our Board of Directors

Stockholders wishing to communicate directly with our Board may send correspondence to our Secretary, c/o Universal Safety Products, Inc., 11407 Cronhill Drive, Suite A, Owings Mills, Maryland 21117. Our Secretary will forward all comments directly to the Board. These communications will be reviewed by the Secretary of the Company designated by the Board who will determine whether the communication is appropriate for presentation to the Board or the relevant director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

Director Compensation

The Company pays each independent director an annual base amount of $10,000. Directors’ compensation is payable in cash or shares of Common Stock (computed at the closing price as reported by the NYSE American on the date of the payment).

The table below sets forth, for each non-employee director, the total amount of compensation related to his or her service during the year ended March 31, 2025:

Name	Fees earned or paid in cash ($)	Stock awards ($)	Options awards ($)	All other compensation ($)	Total ($)
Cary Luskin(1)	10,000	—	—	—	10,000
Ronald A. Seff, M.D.	10,000	—	—	—	10,000
Ira F. Bormel, CPA	10,000	—	—	—	10,000

(1)	Mr. Luksin resigned from the Board, effective July 28, 2025.

Vote Required

Directors are elected by a plurality of the votes of the shares present during the Annual Meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the one (1) nominee for Class II director and the two (2) nominees for Class III director receiving the most “FOR” votes will be elected as directors. You may not vote your shares cumulatively for the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three (3) nominees named above. If any nominee becomes unavailable for election because of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our Board. Your proxy cannot be voted for a greater number of persons than the number of director nominees named in this Proxy Statement.

Our Recommendation

The Board unanimously recommends that the stockholders vote “FOR” each of the director nominees.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of CBIZ CPAs P.C., independent registered public accounting firm, has been selected by the Audit Committee as our auditors for the fiscal year ending March 31, 2026. CBIZ CPAs P.C. has acted as the independent registered public accounting firm for Universal Safety since 2015 (such date takes into account the acquisition of the attest business of Marcum LLP by CBIZ CPAs P.C. effective November 1, 2024). No representative of CBIZ CPAs P.C. is expected to attend the Annual Meeting.

The Company’s organizational documents do not require that the stockholders ratify the selection of CBIZ CPAs P.C. as the Company’s independent registered public accounting firm. Universal Safety requests such ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain CBIZ CPAs P.C., but still may retain this firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Universal Safety and its stockholders.

Independent Registered Public Accounting Firm Fees

The following table shows the aggregate fees billed to us for professional services by CBIZ CPAs P.C. for the years ended March 31, 2025 and 2024:

	2025	2024
Audit Services	$293,000	$258,000
Audit Related Services	—	—
Tax Services	—	—
All Other Services	—	—
Total	$293,000	$258,000

Audit Fees. Audit fees include fees billed by the Auditor, for the fiscal years ended March 31, 2025, and 2024, in connection with the annual audits of the Company’s consolidated financial statements, and review of the Company’s interim financial statements. Audit fees also include fees for services performed by the Auditor that are closely related to the audit and in many cases could only be provided by the Auditor. Such services include consents related to Securities and Exchange Commission and other regulatory filings. The aggregate fees for audit services for the fiscal years ended March 31, 2025, and 2024 totaled approximately $293,000 and $258,000 respectively.

Audit Related Fees. Audit related services include due diligence services related to accounting consultations, internal control reviews and employee benefit plan audits. There were no fees billed for audit related services paid by the Company during the fiscal years ended March 31, 2025, and 2024.

Tax Fees. Tax fees include corporate tax compliance, advisory and planning services. There were no tax related services provided in fiscal years ended March 31, 2025 and 2024.

All Other Fees. There were no other fees for services provided in the fiscal years ended March 31, 2025 and 2024.

The Company’s Audit Committee reviews all fees charged by the Company’s independent auditors, and actively monitors the relationship between audit and non-audit services provided. The Audit Committee must pre-approve all audit and non-audit services provided by the Company’s independent auditors and fees charged.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. Our independent auditors are required to report periodically to the Audit Committee regarding the extent of services they provide in accordance with such pre-approval.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended March 31, 2025

The Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114 (Codification of Statements on Auditing Standards, AU 380), as amended.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from the Company and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations and the overall quality of the Company’s internal controls and financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee approved the audited financial statements for inclusion in the Company’s Annual Report on Form 10-K for the year ended March 31, 2025 for filing with the SEC.

Report of the Audit Committee of the Board of Directors

The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2025 with management of the Company. The audit committee has discussed with our independent registered public accounting firm, CBIZ CPAs P.C., the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The audit committee has also received the written disclosures and the letter from CBIZ CPAs P.C. required by applicable requirements of the PCAOB regarding CBIZ CPAs P.C.’s communications with the audit committee concerning independence, and has discussed with CBIZ CPAs P.C. the firm’s independence. Based on the foregoing, the audit committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025 for filing with the SEC.

Universal Safety Products, Inc.

Audit Committee

Ira F. Bormel, Chair

Ronald A. Seff

Vote Required

The affirmative vote of the holders of majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of CBIZ CPAs P.C..

Our Recommendation

The Board unanimously recommends that the stockholders vote “FOR” the ratification of CBIZ CPAs P.C., as the Company’s independent registered public accounting firm for the year ending March 31, 2026.

PROPOSAL 3: APPROVAL, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

Reasons for this Proposal

We are seeking an advisory vote from our stockholders to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC. We provide this vote under the federal securities laws (Section 14A of the Exchange Act) and in recognition of our stockholders’ vote in 2020 recommending that we hold an advisory vote on executive compensation every year. After our stockholders voted in 2020, the Board affirmed that recommendation and elected to hold future “say-on-pay” advisory votes every year, until the next stockholder vote on “say-on-pay” frequency.

What does it mean to have a “say-on-pay” advisory vote?

You have the opportunity to vote “for,” “against” or to “abstain” from voting on the following non-binding resolution relating to executive compensation:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion of this proxy statement.”

In deciding how to vote on this proposal, you are encouraged to review the compensation tables and narrative discussion in this proxy statement regarding the Company's named executive officers, Messrs. Jackman and Katzoff. Our executive compensation program utilizes elements including base salary, management bonus, grants of equity, and health and other benefits to achieve the following goals:

●	attracting, retaining, motivating, and rewarding highly talented, entrepreneurial, and creative executives;

●	aligning and strengthening the mutuality of interests between our executives and our stockholders; and

●	providing total compensation to executives that is internally equitable, competitive with peer companies, and driven by individual, departmental, and corporate performance.

While your vote on this proposal is advisory and will not be binding on the Compensation Committee, the Board or the Company, the Compensation Committee values the opinions of the Company’s stockholders on executive compensation matters and will take the results of this advisory vote into consideration when making future decisions regarding the Company’s executive compensation program.

Where can I find more information on executive compensation?

We describe our executive compensation in “Information About the Executive Officers,” the compensation tables and the related disclosure contained in this proxy statement.

What are some of the performance and compensation highlights for 2025?

Performance and compensation highlights for 2025 can be found in “Information About the Executive Officers,” the compensation tables and the related disclosure contained in this proxy statement.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to approve on an advisory basis, the compensation of the Company’s named executive officers. This proposal is not binding.

Our Recommendation

The Board unanimously recommends that the stockholders vote “FOR” approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers.

PROPOSAL 4: APPROVAL OF FREQUENCY OF “SAY-ON-PAY” VOTE

Background and Reasons for this Proposal

As described in this Proposal No. 4, we are asking our stockholders to approve an advisory vote on executive compensation, otherwise known as “say-on-pay.” This Proposal No. 4 solicits input from our stockholders on how frequently we should hold such a vote in the future. We are seeking an advisory vote from our stockholders as to whether the stockholder advisory vote on executive compensation should occur every one (1) year, every two (2) years, or every (3) years. Accordingly, you have the opportunity to choose the option of every “one (1) year,” every “two (2) years,” every “three (3) years,” or to “abstain” from voting on the frequency for which the Company should hold a stockholder advisory vote to approve the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation tables, narrative discussion and any related material disclosed in this proxy statement.

As with “say-on-pay,” we provide this vote pursuant to Section 14A of the Exchange Act. This item is also an advisory vote, which means that it will not bind the Company or our Board. We will disclose how many stockholders voted for each of the three options (annual, biennial, or triennial votes) as well as how many abstained from voting. We last held a vote regarding the frequency of future “say-on-pay” votes in 2020. Since then, consistent with the recommendation of our stockholders, we have held “say-on-pay” advisory votes every year.

In considering the interests of our stockholders and the Company, the Board has determined that the recommended frequency for which the Company should hold a stockholder advisory vote to approve the compensation paid to the Company’s named executive officers should be every three (3) years. We believe that every three (3) years is the appropriate frequency to hold a Say-on-Pay vote for several reasons. As our compensation programs reward both short-term and long-term performance, stockholder input on executive compensation would be most useful if the effectiveness of our compensation program is evaluated and judged over a multi-year period. Further, a three year interval provides the Board and the Compensation Committee with sufficient time to evaluate the effectiveness of its compensation policies and implement changes in response to its evaluation and the results of the advisory vote. Thus, the Board recommends that stockholders approve a frequency of every three (3) years.

As your vote on this proposal is advisory and will not be binding on the Compensation Committee, the Board or the Company, the Board may decide that it is in the best interests of the Company and our stockholders to hold a stockholder advisory vote on executive compensation more or less frequently than the option recommended by our stockholders. However, we value the opinions of our stockholders on executive compensation matters and we will take the results of this advisory vote into consideration when making future decisions regarding the frequency with which the Company holds a stockholder advisory vote on the compensation paid to the Company’s named executive officers.

This non-binding “frequency” vote is required to be submitted to our stockholders at least once every six (6) years. We expect to conduct our next stockholder vote on “say-on-pay” frequency at our 2032 annual meeting of stockholders.

Vote Required

The Board will consider the alternative receiving the greatest number of votes to be the recommendation of the stockholders. This proposal is not binding.

Our Recommendation

The Board unanimously recommends that the stockholders vote “FOR” ”EVERY THREE (3) YEARS” for the advisory vote on whether the stockholder advisory vote on executive compensation should occur every one (1) year, every two (2) years, or every three (3) years.

INFORMATION ABOUT THE EXECUTIVE OFFICERS

Executive Officers

The executive officers are elected by our Board and hold office until their successors are elected and duly qualified. There are no family relationships between any of our directors or executive officers. The current executive officers of the Company are as follows:

Name	Age	Offices Held
Harvey B. Grossblatt	79	Chief Executive Officer and Director
James B. Huff	74	Chief Financial Officer, Secretary and Treasurer

Biographical information about Mr. Grossblatt is provided in “Proposal No. 1 – Election of Directors.”

James B. Huff has been our Chief Financial Officer since August 2004 and Secretary and Treasurer since October 2004.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current officers have, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he or she was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his or her involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary compensation information for the following persons: (i) all persons serving as our principal executive officer during the years ended March 31, 2025 and 2024, and (ii) up to our two other most highly compensated executive officers who received compensation during the years ended March 31, 2025 and 2024, who were executive officers on the last day of our fiscal year. We refer to these persons as our “named executive officers” in this Proxy Statement. The following table includes all compensation earned by the named executive officers for the respective period, regardless of whether such amounts were actually paid during the period:

Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)		Total ($)
Harvey B. Grossblatt, President and CEO	2025 2024	352,286 352,286	0 0	0 0	0 0	80,994 71,162	(1)	433,280 423,448
James B. Huff, Secretary/Treasurer/CFO	2025 2024	198,153 198,957	0 0	0 0	0 0	18,399 18,430	(2)	216,552 217,387

(1)	All other compensation for Mr. Grossblatt for 2025 and 2024, respectively, includes employer 401(k) contributions of $40,815 and $40,815, medical reimbursement and health insurance premiums of $33,029 and $24,870, group life and disability premiums of $6,298 and $4,625, and auto lease value of $852 and $852.

(2)	All other compensation for Mr. Huff for 2025 and 2024, respectively, includes employer match of 401(k) contributions of $6,000 and $6,000, group life and disability premiums of $4,599 and $4,630 and auto lease value or reimbursement allowance of $7,800 and $7,800.

Employment Agreements

On October 1, 2025, the Company entered into an employment agreement (the “Agreement”) with Harvey B. Grossblatt, the Company’s President and Chief Executive Officer, to continue to serve as the Company’s President and Chief Executive Officer through July 31, 2027.

Pursuant to the Agreement, Mr. Grossblatt will be paid a base salary of $352,286 per annum (the “Base Salary”). Additionally, Mr. Grossblatt is entitled to bonus compensation based upon milestone amounts of the Company’s receipt of gross proceeds from capital raises from the date of the Agreement through July 31, 2027, with the first bonus equal to $2.5 million upon receipt of gross proceeds of at least $100 million, with additional bonuses of $1.0 million for each $100 million of gross proceeds between $200 million and $900 million, with a final potential bonus of $500,000 upon gross proceeds of $1 billion, which would result in total bonus payments to Mr. Grossblatt of $10 million. Mr. Grossblatt is also entitled to life, health and disability insurance benefits, medical reimbursement, automobile allowance, and Company paid retirement plan contributions.

If the Agreement is terminated by Mr. Grossblatt for good reason, Mr. Grossblatt is entitled to receive his compensation through any balance of the employment term plus a lump sum payment equal to his last 12 months Base Salary, health benefits for three years, and an additional lump sum payment payable on each of the first three anniversaries of the termination equal to the 401(k) plan contribution the Company would have made on behalf of the Company had he remained employed by the Company.

If Mr. Grossblatt’s employment is terminated following or in anticipation of a “change of control” of the Company, Mr. Grossblatt will be entitled to receive a lump sum payment equal to his base salary for the balance of the Agreement’s term plus three times Mr. Grossblatt’s last 12 months Base Salary. In addition, Mr. Grossblatt is entitled to receive health benefits for three years, and an additional lump sum payment payable on the anniversary of the termination equal to the 401(k) plan contribution the Company would have made on behalf of the Company had he remained employed by the Company for three years. In the event of a change in control Mr. Grossblatt will receive an amount equal to three times his Base Salary for the last 12 months, limited to 2.99 times Mr. Grossblatt’s average annual taxable compensation from the Company which is included in his gross income for the five taxable years of the Company ending before the date on which the change of control occurs.

If the Agreement is terminated by the Company due to Mr. Grossblatt’s death, Mr. Grossblatt’s estate is entitled to receive a lump sum payment equal to his base salary for the greater of the balance of the Agreement’s term or one year, reduced by any individual life insurance benefits the premiums for which are paid for by the Company, plus the amount of the Company’s last 401(k) plan contribution made on behalf of Mr. Grossblatt. In addition, Mr. Grossblatt’s estate is entitled to the health insurance and medical reimbursement benefits for the longer of the balance of the term or three years following the date of death, or the cash equivalent thereof.

If the Agreement is terminated by the Company due to Mr. Grossblatt’s disability, Mr. Grossblatt is entitled to the continuation of the payment of his base salary for the balance of the term, reduced by any group or individual disability income insurance benefits the premiums for which are paid for by the Company and Social Security disability benefits paid to Mr. Grossblatt. In addition, Mr. Grossblatt is entitled to the health insurance and medical reimbursement benefits and a payment equal to the 401(k) plan contribution the Company would have made on behalf of the Company had he remained employed by the Company, for the longer of the balance of the term or three years following the date of disability, or the cash equivalent thereof.

The Agreement generally prohibits Mr. Grossblatt from competing with the Company during the term and during any subsequent period during which he receives compensation from the Company.

The Employment Agreement includes a “clawback” provision in which Mr. Grossblatt agrees that the Company can recoup any compensation or benefits provided to him that are required by applicable law to be subject to recovery or recoupment.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing disclosure regarding the ratio of annual total compensation of Mr. Grossblatt, our Chief Executive Officer, to that of our median employee. Our median employee earned $100,467 in total compensation for our fiscal year ended March 31, 2025. Based upon the total fiscal year 2025 compensation reported for Mr. Grossblatt of $433,280 as reported under “Total” in the Summary Compensation Table, our ratio of PEO to median employee pay was 4.31:1.

Calculation Methodology

To identify our median employee, we identified our total employee population worldwide as of March 31, 2025, excluding our Chief Executive Officer, in accordance with SEC rules. On March 31, 2025, all of our employee population was located in the U.S.

We collected full-year fiscal year 2025 actual gross earnings data for the March 31, 2025 employee population, including cash-based compensation and equity-based compensation that was realized in fiscal year 2025, relying on our internal payroll records. Compensation was annualized on a straight-line basis for non-temporary new hire employees who did not work with our company for the full calendar year.

Once we determined the median employee, we calculated total compensation for the median employee in the same manner in which we determine the compensation shown for our named executive officers in the Summary Compensation Table, in accordance with SEC rules.

Pay Versus Performance

Pay Versus Performance Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, Mr. Grossblatt (referred to in the table below as “PEO”) and the average compensation for our other Named Executive Officers (“NEOs”), Mr. Huff (our CFO), as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as defined under SEC rules, for each of the fiscal years ended March 31, 2023, 2024 and 2025 and net loss over such years, in each case determined in accordance with SEC rules:

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs	Value of Initial Fixed $100 Investment Based On: Total Shareholder Return (3)	Net Income (Loss) (in thousands) (4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2025	$433,280	$433,280	$216,552	$216,552	$94	$501
2024	$423,448	$423,448	$217,387	$217,387	$37	$(396)
2023	$440,530	$440,530	$202,775	$202,775	$34	$720

(1)	The amounts reported in column (b) are the amounts of total compensation reported for our President and Chief Executive Officer (our PEO) for each corresponding year in the “Total” column of the Summary Compensation Table.

(2)	The amounts reported in column (d) represent the average of the amounts reported for our named executive officers as a group (excluding our CEO) in the “Total” column of the Summary Compensation Table in each applicable year.

(3)	“Total Shareholder Return” represents our cumulative total stockholder return during each measurement period and is calculated by dividing the sum of (i) the difference between the share price of our common stock at the end and the beginning of the measurement period, plus (ii) the cumulative amount of dividends paid on our common stock for the measurement period, assuming dividend reinvestment, by the share price of our common stock at the beginning of the measurement period. Each amount assumes that $100 was invested in our common stock on April 1, 2023, and dividends if any, were reinvested for additional shares.

(4)	The amounts reported represent the amount of net income (in thousands) reflected in our audited consolidated financial statements for the applicable year.

Our compensation program for each of our named executive officers consists of the following elements:

Base Salary. The salaries of our named executive officers are designed to provide a reasonable level of compensation that is affordable to us and fair to the executive. The base salary of our PEO is contractual, and all salaries are reviewed annually. Base salary increases, if any, are made based on the review of competitive salaries, as well as an evaluation of the individual officer’s responsibilities, job scope, and performance.

Bonuses. The bonus plan of our PEO is contractual while other bonuses are totally discretionary as to who will receive a bonus and the amount of any such bonus. The Compensation Committee may recommend to the Board that annual bonuses be paid based on accomplishments that exceed expectations during the fiscal year.

We believe that the salaries paid to our named executive officers are consistent with market rates. The Compensation Committee bases its annual bonus considerations on each individual’s performance within the executive’s sphere of responsibilities, and on our overall performance as measured by net income. While total shareholder return factors into Compensation Committee discussions, annual bonus considerations are not tied to shareholder return.

Policies on Ownership, Insider Trading, 10b5-1 Plans and Hedging

We do not have formal stock ownership guidelines for our employees or directors, because the Board is satisfied that stock and option holdings among our employees or directors are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders.

We have established an insider trading policy that provides guidelines to, and imposes restrictions on, officers, directors and employees with respect to transactions in our securities. Our insider trading policy prohibits certain actions by such individuals relating to buying and selling our Common Stock, and discourages certain other actions in other situations. Such individuals are authorized to enter into trading plans established according to Section 10b5-1 of the Exchange Act with an independent broker-dealer. Under these plans, the individual must not exercise any influence over the amount of the securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Such plans provide a defense from insider trading liability.

We have not adopted any hedging policies.

Outstanding Equity Awards at Fiscal Year End

None.

Incentive Compensation Plans

The Company had no incentive compensation plans as of March 31, 2025.

2025 Stock Incentive Plan

In August 2025, our Board adopted, and in October 2025 our stockholders approved, the Universal Safety Products, Inc. 2025 Stock Incentive Plan (the “2025 Plan”). The 2025 Plan authorizes the grant to eligible individuals of (1) stock options (incentive and non-statutory), (2) restricted stock, (3) stock appreciation rights, or SARs, (4) restricted stock units, and (5) other stock-based compensation.

Stock Subject to the 2025 Plan.   The maximum number of shares of our common stock that may be issued under the 2025 Plan is 1,000,000 shares, which number will be increased to the extent that compensation granted under the 2025 Plan is forfeited, expires or is settled for cash (except as otherwise provided in the 2025 Plan). Substitute awards (awards made or shares issued by us in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company that we acquire or any subsidiary of ours or with which we or any subsidiary combines) will not reduce the shares authorized for grant under the 2025 Plan, nor will shares subject to a substitute award be added to the shares available for issuance or transfer under the 2025 Plan.

No Liberal Share Recycling.   Notwithstanding anything to the contrary, any and all stock that is (i) withheld or tendered in payment of an option exercise price; (ii) withheld by us or tendered by the grantee to satisfy any tax withholding obligation with respect to any award; (iii) covered by a SAR that it is settled in stock, without regard to the number of shares of stock that are actually issued to the grantee upon exercise; or (iv) reacquired by us on the open market or otherwise using cash proceeds from the exercise of options, will not be added to the maximum number of shares of stock that may be issued under the 2025 Plan.

Eligibility.   Employees of, and consultants to, our company or our affiliates and members of our Board are eligible to receive equity awards under the 2025 Plan. Only our employees, and employees of our parent and subsidiary corporations, if any, are eligible to receive incentive stock options. Employees, directors (including non-employee directors) and consultants of or for our company and our affiliates are eligible to receive non-statutory stock options, restricted stock, purchase rights and any other form of award the 2025 Plan authorizes.

Purpose.   The purpose of the 2025 Plan is to promote the interests of our company and our stockholders by providing executive officers, employees, non-employee directors, and key advisors of our company and our subsidiaries with appropriate incentives and rewards to encourage them to enter into and remain in their positions with us and to acquire a proprietary interest in our long-term success, as well as to reward the performance of these individuals in fulfilling their personal responsibilities for long-range and annual achievements.

Administration.   Unless otherwise determined by the Board, the Compensation Committee administers the 2025 Plan. The Compensation Committee is composed solely of “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, and “independent directors” within the meaning of the Nasdaq Marketplace Rules. The Compensation Committee has the power, in its discretion, to grant awards under the 2025 Plan, to select the individuals to whom awards are granted, to determine the terms of the grants, to interpret the provisions of the 2025 Plan and to otherwise administer the 2025 Plan. Except as prohibited by applicable law or any rule promulgated by a national securities exchange to which our company may in the future be subject, the Compensation Committee may delegate all or any of its responsibilities and powers under the 2025 Plan to one or more of its members, including, without limitation, the power to designate participants and determine the amount, timing and term of awards under the 2025 Plan. In no event, however, will the Compensation Committee have the power to accelerate the payment or vesting of any award, other than in the event of death, disability, retirement or a change of control of our company.

The 2025 Plan provides that members of the Compensation Committee will be indemnified and held harmless by us from any loss or expense resulting from claims and litigation arising from actions related to the 2025 Plan.

Term.   The 2025 Plan was effective as of August 27, 2025, and awards may be granted through August 26, 2035. No awards may be granted under the 2025 Plan subsequent to that date. The Board may suspend or terminate the 2025 Plan without stockholder approval or ratification at any time or from time to time.

Amendments.   Subject to the terms of the 2025 Plan, the Compensation Committee, as administrator, has the sole discretion to interpret the provisions of the 2025 Plan and outstanding awards. Our Board generally may amend or terminate the 2025 Plan at any time and for any reason, except that no amendment, suspension or termination may impair the rights of any participant without his or her consent, and except that approval of our stockholders is required for any amendment which, among provisions, increases the number of shares of common stock subject to the 2025 Plan, decreases the price at which grants may be granted and reprices existing options.

Repricing Prohibition.   Other than in connection with certain corporate events, the Compensation Committee will not, without the approval of our stockholders, (a) lower the option price per share of an option or SAR after it is granted, (b) cancel an option or SAR when the exercise price per share exceeds the fair market value of one share in exchange for cash or another award (other than in connection with a change of control), or (c) take any other action with respect to an option or SAR that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which our shares are then listed.

Minimum Vesting Requirement.   Grantees of full-value awards (i.e., awards other than options and SARs), will be required to continue to provide services to us or an affiliated company) for not less than one-year following the date of grant in order for any such full-value awards to fully or partially vest (other than in case of death, disability or a Change of Control). Notwithstanding the foregoing, up to 5% of the available shares of stock authorized for issuance under the 2025 Plan may provide for vesting of full-value awards, partially or in full, in less than one year.

Adjustments upon Changes in Capitalization.   In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in our corporate structure affecting our common stock or the value thereof, appropriate adjustments to the 2025 Plan and awards will be made as the Board determines to be equitable or appropriate, including adjustments in the number and class of shares of stock available for issuance under the 2025 Plan, the number, class and exercise or grant price of shares subject to awards outstanding under the 2025 Plan, and the limits on the number of awards that any person may receive.

Change of Control.   Agreements evidencing awards under the 2025 Plan may provide that upon a Change of Control (as defined in the 2025 Plan), unless otherwise provided in the agreement evidencing an award), outstanding awards may be cancelled and terminated without payment if the consideration payable with respect to one share of stock in connection with the Change of Control is less than the exercise price or grant price applicable to such award, as applicable.

Notwithstanding any other provisions of the 2025 Plan to the contrary, the vesting, payment, purchase or distribution of an award may not be accelerated by reason of a Change of Control for any participant unless the Grantee’s employment is involuntarily terminated as a result of the Change of Control as provided in the Award agreement or in any other written agreement, including an employment agreement, between us and the participant. If the Change of Control results in the involuntary termination of participant’s employment, outstanding awards will immediately vest, become fully exercisable and may thereafter be exercised.

Generally, under the 2025 Plan, a Change of Control occurs upon (i) the consummation of a reorganization, merger or consolidation of our company with or into another entity, pursuant to which our stockholders immediately prior to the transaction do not own more than 50% of the total combined voting power after the transaction, (ii) the consummation of the sale, transfer or other disposition of all or substantially all of our assets, (iii) certain changes in the majority of our Board from those in office on the effective date of the 2025 Plan, (iv) the acquisition of more than 50% of the total combined voting power in our outstanding securities by any person, or (v) we are dissolved or liquidated.

Types of Awards

Stock Options.   Incentive stock options and non-statutory stock options are granted pursuant to award agreements adopted by our Compensation Committee. Our Compensation Committee determines the exercise price for a stock option, within the terms and conditions of the 2025 Plan; provided, that the exercise price of an incentive stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2025 Plan vest at the rate specified by our Compensation Committee.

The Compensation Committee determines the term of stock options granted under the 2025 Plan, up to a maximum of 10 years, except in the case of certain Incentive Stock Options, as described below. The Compensation Committee will also determine the length of period during which an optionee may exercise their options if an optionee’s relationship with us, or any of our affiliates, ceases for any reason; for incentive stock options, this period is limited by applicable law. The Compensation Committee may extend the exercise period in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term unless the term is extended in accordance with applicable law.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the Compensation Committee and may include (a) cash or its equivalent, (b) delivering a properly executed notice of exercise of the option to us and a broker, with irrevocable instructions to the broker promptly to deliver to us the amount necessary to pay the exercise price of the option, (c) any other form of legal consideration that may be acceptable to the Compensation Committee or (d) any combination of (a), (b) or (c).

Unless the Compensation Committee provides otherwise, options are generally transferable in accordance with applicable law, provided that any transferee of such options agrees to become bound by the terms of the 2025 Plan. An optionee may also designate a beneficiary who may exercise the option following the optionee’s death.

Incentive or Non-statutory Stock Options.   Incentive stock options may be granted only to our employees, and the employees of our parent or subsidiary corporations, if any. The Compensation Committee may grant awards of incentive or non-statutory stock options that are fully vested on the date made, to any of our employees, directors or consultants. Option awards are granted pursuant to award agreements adopted by our Compensation Committee. To the extent required by applicable law, the aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year may not exceed $100,000. To the extent required by applicable law, no incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the incentive stock option does not exceed five years from the date of grant.

Stock Appreciation Rights.   An SAR is the right to receive stock, cash, or other property equal in value to the difference between the grant price of the SAR and the market price of our common stock on the exercise date. SARs may be granted independently or in tandem with an option at the time of grant of the related option. An SAR granted in tandem with an option will be exercisable only to the extent the underlying option is exercisable. An SAR confers on the grantee a right to receive an amount with respect to each share of common stock subject thereto, upon exercise thereof, equal to the excess of (A) the fair market value of one share of common stock on the date of exercise over (B) the grant price of the SAR (which in the case of an SAR granted in tandem with an option will be equal to the exercise price of the underlying option, and which in the case of any other SAR will be such price as the Compensation Committee may determine but in no event will be less than the fair market value of a share of common stock on the date of grant of such SAR).

Restricted Stock and Restricted Stock Units.   Restricted stock is common stock that we grant subject to transfer restrictions and vesting criteria. A restricted stock unit is a right to receive stock or cash equal to the value of a share of stock at the end of a specified period that we grant subject to transfer restrictions and vesting criteria. The grant of these awards under the 2025 Plan are subject to such terms, conditions and restrictions as the Compensation Committee determines consistent with the terms of the 2025 Plan.

At the time of grant, the Compensation Committee may place restrictions on restricted stock and restricted stock units that will lapse, in whole or in part, only upon the attainment of performance goals; provided that such performance goals will relate to periods of performance of at least one fiscal year, and if the award is granted to a 162(m) officer, the grant of the award and the establishment of the performance goals will be made during the period required under Internal Revenue Code Section 162(m). Except to the extent restricted under the award agreement relating to the restricted stock, a grantee granted restricted stock will have all of the rights of a stockholder, including the right to vote restricted stock and the right to receive dividends.

Unless otherwise provided in an award agreement, upon the vesting of a restricted stock unit, there will be delivered to the grantee, within 30 days of the date on which such award (or any portion thereof) vests, the number of shares of common stock equal to the number of restricted stock units becoming so vested.

Other Stock-Based Awards.   The 2025 Plan also allows the Compensation Committee to grant “Other Stock-Based Awards,” which means a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, common stock. Subject to the limitations contained in the 2025 Plan, this includes, without limitation, (i) unrestricted stock awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the 2025 Plan, and (ii) a right to acquire stock from us containing terms and conditions prescribed by the Compensation Committee. At the time of the grant of other stock-based awards, the Compensation Committee may place restrictions on the payout or vesting of other stock-based awards that will lapse, in whole or in part, only upon the attainment of performance goals; provided that such Performance Goals will relate to periods of performance of at least one fiscal year, and if the award is granted to a 162(m) Officer, the grant of the Award and the establishment of the performance goals will be made during the period required under Internal Revenue Code Section 162(m). Other Stock-Based Awards may not be granted with the right to receive dividend equivalent payments.

Performance Awards.   Performance awards provide participants with the opportunity to receive shares of our common stock, cash or other property based on performance and other vesting conditions. Performance awards may be granted from time to time as determined at the discretion of the Board, or the Compensation Committee (as applicable). Subject to the share limit and maximum dollar value set forth above under “Limits per Participant,” the Board, or the Compensation Committee (as applicable), has the discretion to determine (i) the number of shares of common stock under, or the dollar value of, a performance award and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance goals.

Performance Criteria.   With respect to awards intended to qualify as performance-based compensation under Code Section 162(m), a committee of “outside directors” (as defined in Code Section 162(m)) with authority delegated by our Board will determine the terms and conditions of such awards, including the performance criteria. The performance goals for restricted stock awards, restricted stock units, performance awards or other stock-based awards will be based on the attainment of specified levels of, among other metrics, the attainment of certain target levels of, or a specified percentage increase in, revenues, earnings, income before taxes and extraordinary items, net income, operating income, earnings before or after deduction for all or any portion of income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing.

The performance goals may be based solely by reference to our performance or the performance of one or more of our subsidiaries, parents, divisions, business segments or business units, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The authorized committee of outside directors may also exclude under the terms of the performance awards, the impact of an event or occurrence that the committee determines should appropriately be excluded, including restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, or changes in generally accepted accounting principles or practices.

Equity Compensation Information

The following table summarizes information about our equity compensation plans as of March 31, 2025:

			Number of securities
	Number of securities	Weighted-	remaining available for
	to be issued	average	future issuance under
	upon exercise	exercise price	equity compensation plans
	of outstanding	of outstanding	(excluding securities
	options, warrants and rights	options, warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders	0	$-	0
Equity compensation plans not approved by stockholders	0	-	0
Total	0	$-	0

Limitation on Liability and Indemnification Agreements

Our Certificate and Bylaws contain provisions limiting the liability of directors and provide that we will indemnify each of our directors to the fullest extent permitted under Maryland law. Our Certificate and Bylaws also provide our Board with discretion to indemnify our officers and employees when determined appropriate by the Board. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We have also obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to its written charter, the Audit Committee of the Board of Directors of the Company reviews and approves all transactions with related persons that are required to be disclosed under applicable regulation. During the fiscal year ended March 31, 2025, and 2024, inventory purchases and other company expenses of approximately $1,097,000 and $1,699,000, respectively, were charged to credit card accounts of Harvey B. Grossblatt, the Company’s Chief Executive Officer and certain of his immediate family members. The Company subsequently reimbursed these charges in full. Mr. Grossblatt receives travel mileage and other credit card benefits from these charges. The maximum amount outstanding and due to Mr. Grossblatt at any point during the fiscal year ended March 31, 2025, and 2024 may include amounts submitted for personal expense reimbursement and amounts paid by Mr. Grossblatt for inventory purchases or other company expenses and amounted to approximately $285,000 and $276,000, respectively, and the amount due to Mr. Grossblatt at March 31, 2025 and 2024 is approximately $0 and $0, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise indicated below, the following table sets forth certain information regarding beneficial ownership of our Common Stock as of the Record Date by (1) each of our current directors; (2) each of the executive officers; (3) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock based upon Schedules 13G or 13D filed with the SEC; and (4) all of our directors and executive officers as a group. As of the Record Date, there were 2,717,787 shares of our Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Common Stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the Record Date are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated by footnote, to our knowledge, the persons named in the table have sole voting and sole investment power with respect to all shares Common Stock shown as beneficially owned by them, subject to applicable community property laws.

Name and address of beneficial owner (1)	Number of shares beneficially owned	Approximate percent of class
Greater than 5% Beneficial Owners:
Steven Caspi (2)	256,592	9.99%
David E. Lazar (3)	156,396	5.75%
Directors and Officers:
Harvey B. Grossblatt (4)	160,402	5.80%
James B. Huff (5)	25,510	*
Milton C. Ault, III (6)	542,963	19.62%
Henry Nisser (7)	25,000	*
Ronald A. Seff, M.D. (8)	102,469	3.74%
Ira F. Bormel, CPA (9)	0	*
All directors and executive officers as a group (six persons)	210,081	9.08%

* Less than 1% of outstanding shares.

(1)	Unless otherwise indicated, the business address of each of the stockholders is c/o Universal Safety Products, Inc., 11407 Cronhill Drive, Suite A, Owings Mills, Maryland 21117.

(2)	Based solely on a Schedule 13D/A filed with the SEC on January 21, 2026 by Steven Caspi, JLA Realty Associates, LLC (“JLA”) and SJC Lending, LLC (“SJC”). Consists of (i) 992 shares of Common Stock beneficially owned by JLA and (ii) 255,600 shares of Common Stock issuable upon conversion of that certain convertible promissory note due September 25, 2026 in original principal amount $1,650,000 (the “Convertible Note”). The Convertible Note converts into shares of Common Stock at a price equal to the greater of (i) $1.00 per share (the “Floor Price”), which Floor Price shall not be adjusted for stock dividends, stock splits, stock combinations and other similar transactions and (ii) 20% discount to the Company’s lowest VWAP (as defined in the Convertible Note) on any Trading Day (as defined in the Convertible Note) during the ten Trading Days immediately prior to the date of conversion into shares of Common Stock, but not greater than $10.00 per share (the “Maximum Price”), which Maximum Price shall be adjusted for stock dividends, stock splits, stock combinations and other similar transactions. Mr. Caspi is the Manager of JLA and the sole Member of SJC. As a result of these relationships, Mr. Caspi may be deemed to beneficially own the securities beneficially owned by JLA and SJC. The address for this stockholder is 120 Bloomingdale Road White Plains, NY 10605.

(3)	Based solely on a Schedule 13G filed with the SEC on January 26, 2026 by David E. Lazar. The address for this stockholder is 44, Tower 100, The Towers, Winston Churchill, San Francisco, Paitilla, Panama City, Panama 07196.

(4)	Consists of (i) 110,402 shares of Common Stock and (ii) 50,000 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

(5)	Consists of (i) 510 shares of Common Stock and (ii) 25,000 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

(6)	Consists of (i) 200 shares of Common Stock owned directly by Mr. Ault, (ii) 50,000 shares of Common Stock issuable upon the exercise of stock options owned directly by Mr. Ault that are currently exercisable or exercisable within 60 days, (iii) 476,763 shares of Common Stock held by Ault Lending, LLC (“Ault Lending”), (iv) 6,000 shares of Common Stock held by Ault & Co. and (v) 10,000 shares of Common Stock held by Alpha Structured Finance LP (“Alpha Fund”). Ault Lending is a wholly owned subsidiary of Hyperscale Data. Mr. Ault, the Executive Chairman of Hyperscale Data, is deemed to have voting and investment power with respect to the securities held of record by Ault Lending. Mr. Ault is the Chief Executive Officer and Chairman of Ault & Co. Mr. Ault is the Manager of Alpha Structured Finance GP LLC (“Alpha GP”) and ACG Alpha Management LLC (“Alpha Management”). Alpha GP and Alpha Management are the general partner and investment manager to Alpha Fund, respectively. As a result of these relationships, Mr. Ault may be deemed to beneficially own the securities beneficially owned by Ault & Co. and Alpha Fund. The address for this stockholder is 11411 Southern Highlands Parkway, Suite 190, Las Vegas, NV 89141.

(7)	Represents shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days. The address for this stockholder is 122 E. 42nd Street, 50th Floor, Suite 5000, New York, NY 10168.

(8)	Consists of (i) 77,469 shares of Common Stock and (ii) 25,000 shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

(9)	Represents shares of Common Stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, several brokers with account holders who are our stockholders will be “householding” our Proxy Materials. A single set of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Proxy Materials, please notify your broker or Universal Safety. Direct your written request to: Universal Safety Products, Inc., 11407 Cronhill Drive, Suite A, Owings Mills, Maryland 21117, Attn: Secretary.

Stockholders who currently receive multiple sets of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

PROPOSALS OF STOCKHOLDERS FOR THE 2027 ANNUAL MEETING

If you want to submit a proposal for inclusion in our proxy statement for the 2027 Annual Meeting, you may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals (other than nominees for directors) must be received at the Company’s principal executive office, at the following address 11407 Cronhill Drive, Suite A, Owings Mills, Maryland 21117, Attention: Corporate Secretary, no later than October 30, 2026 (120 days before the anniversary of this year’s mailing date).

Under Rule 14a-4 promulgated under the Exchange Act, if a proponent of a proposal that is not intended to be included in the proxy statement fails to notify us of such proposal at least 45 days prior to the anniversary of the mailing date of the preceding year’s proxy statement, then we will be allowed to use our discretionary voting authority under proxies solicited by us when the proposal is raised at such annual meeting of stockholders, without any discussion of the matter in the proxy statement.

In addition, our Bylaws contain an advance notice provision that requires that all business proposed by a stockholder that will be conducted or considered at a meeting must meet notice requirements. For business to be properly submitted by a stockholder for a vote at a meeting, the stockholder must (i) be a shareholder of record as of the record date for the meeting, (ii) be entitled to vote at the meeting, and (iii) have given timely notice in writing of the proposal to be submitted by the stockholder for a vote. The stockholder’s notice must be delivered to the Secretary at the Company’s principal executive office. To be timely, a stockholder’s notice must be received by the Secretary at least 90 calendar days before the date corresponding to the date for the annual meeting in the preceding year, and no more than 120 calendar days before that date; provided, however, if the date of the annual meeting is changed by more than 30 calendar days from the date corresponding to the date of the preceding year’s annual meeting, or if we did not hold an annual meeting in the preceding year, then the stockholder’s notice will be considered timely if it is received by the Secretary not later than the close of business on the tenth calendar day following the day on which such notice of the date of the annual meeting was mailed or the date on which public disclosure of the date of the annual meeting was made, whichever first occurs.

A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder who intends to propose the business, and of the beneficial owner, if any, on whose behalf the proposal is made, (iii) such information regarding each director nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the Board; (iv) if applicable, the consent of each nominee to be named in the proxy statement and to serve as director of the Company if so elected; (v) the class or series and number of shares of the Company that are owned beneficially and of record by the stockholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (vi) any material interest of such stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business.

OTHER MATTERS

The Board knows of no business to be brought before the 2026 Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action regarding such matters as in their judgment seems advisable. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the 2026 Annual Meeting unless they receive instructions from you with respect to such matter.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025 is available without charge upon written request to: Universal Safety Products, Inc., 11407 Cronhill Drive, Suite A, Owings Mills, Maryland 21117, Attn: Secretary.

By Order of the Board of Directors,

/s/ Harvey B. Grossblatt
Harvey B. Grossblatt
Chief Executive Officer

February 24, 2026

Universal Safety Products, Inc. VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:00 A.M., Eastern Time, on March 27, 2026

Online
Go to **www.envisionreports.com/UUU** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Sign up for electronic delivery at www.envisionreports.com/UUU

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors unanimously recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3, and THREE YEARS on Proposal 4.

+

	For	Against	Abstain
01 - Ira F. Bormel	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
02 - Harvey B. Grossblatt	☐	☐	☐	03 - Henry C.W. Nisser	☐	☐	☐

	3 Years	2 Years	1 Year	Abstain
4. To approve, on a non-binding advisory basis, a frequency of "Three Years" for future advisory votes on executive compensation.	☐	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

+

048Z6B

2026 Annual Meeting of Universal Safety Products, Inc. Stockholders

The 2026 Annual Meeting of Stockholders of Universal Safety Products, Inc. will be held on March 27, 2026 at 12:00 P.M. Eastern Time, virtually via the Internet at meetnow.global/MFRGJ4C.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The material is available at: www.envisionreports.com/UUU

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/UUU

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy – Universal Safety Products, Inc.

Notice of Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — March 27, 2026

The undersigned, revoking all prior proxies, does hereby appoint HARVEY B. GROSSBLATT and JAMES B. HUFF, or any of them, with full powers of substitution, the true and lawful attorneys-in-fact, agents and proxies of the undersigned to represent the undersigned at the Annual Meeting of the Stockholders of Universal Safety Products, Inc., to be held on March 27, 2026, commencing at 12:00 P.M., Eastern Time, to be held virtually via the Internet at meetnow.global/MFRGJ4C, and at any and all adjournments of said meeting, and to vote all the shares of Common Stock of the Company standing on the books of the Company which the undersigned is entitled to vote as specified and in their discretion on such other business as may properly come before the meeting. The matters stated on the reverse side were proposed by the Company, except as indicated.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote "FOR" all the nominees listed in Proposal 1, "FOR" Proposals 2 and 3, and "THREE YEARS" on Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.